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EXHIBIT 3(a)

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           LINDSAY MANUFACTURING CO.

                 (Original certificate filed January 18, 1974)


        This Restated Ceritificate of Incorporation, which restates and integrates and further amends the Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        FIRST:  The name of the Corporation is Lindsay Manufacturing Co.

        SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is twelve million (12,000,000), divided into two classes as follows: (i) two million (2,000,000) shares of the par value of One Dollar ($1.00) each shall be Preferred Stock (hereinafter referred to as "Preferred Stock") and (ii) ten million (10,000,000) shares of the par value of One Dollar ($1.00) each shall be Common Stock (hereinafter referred to as "Common Stock").

        The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes of stock shall be as follows:

                                       I.

                                PREFERRED STOCK

        1. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuances of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights

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and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors (a "Preferred Stock Designation"), and as are not stated and expressed in this Restated Certificate of Incorporation (the "Certificate of Incorporation") or any amendment thereto including, but not limited to, determination of any of the following:

         (a) the distinctive serial designation and the number of shares constituting a series;

         (b) the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

         (c) the voting powers, full or limited, if any, of the shares of such series;

         (d) whether the shares shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

         (e) the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes, or to any series of any class or classes, of stock of the Corporation ranking junior to the Preferred Stock;

         (f) whether the shares shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of a series and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of such fund;

         (g) whether the shares shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or any other corporation, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; and



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         (h) any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

    2. Shares of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) shall have the status of authorized but unissued shares of Preferred Stock and may be reissued.

                                     II.

                                 COMMON STOCK

     1. Except as otherwise required by law or this Certificate of Incorporation, each holder of shares of Common Stock shall have one (1) vote for each share thereof standing registered in such holder's name on the books of the Corporation on the date, if any, fixed for the purpose of determining voting rights on all matters voted on by the stockholders.

     2. Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

     3. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amount to be distributed to the holders of shares of the Preferred Stock, holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them respectively.

                                     III.

                               OTHER PROVISIONS

     1. Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to this Certificate of Incorporation which shall in




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crease or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.

    2. In any case in which the vote of shares of a particular class is required by law or this Certificate of Incorporation, every holder of shares of such class shall have full voting rights with respect thereto, whether or not such holder is also interested in the subject matter of the vote as a holder of shares.

    3. No holder of the shares of stock of any class of this Corporation shall hereafter have any preemptive right to purchase or subscribe to any additional share of stock of any class or any security of this Corporation, whether now or hereafter authorized or issued. All such securities may be issued and disposed of by the Board of Directors to such recipients thereof for such lawful considerations, and on such terms, as the Board of Directors, in its discretion may determine, without first offering the same, or any part thereof, to the holders of shares of stock of any class of this Corporation.

    FIFTH: A. Number, Election and Terms of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board (as defined in Article EIGHTH). The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes whose size shall be as nearly equal as possible, with the term of office of the first class to expire at the 1988 annual meeting of stockholders, the term of office of the second class to expire at the 1989 annual meeting of stockholders and the term of office of the third class to expire at the 1990 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 1988 annual meeting, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified and (ii), if authorized by a resolution of the Board of Directors, directors may be




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elected by the stockholders to fill any vacancy on the Board of Directors, regardless of how such vacancy was created.

     B. Stockholder Nomination of Director Candidates and Introduction of Business. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.

     C. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from expansion of the size of the Board, death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such new director shall have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

     D. Removal. Subject to the rights of the holders of any series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

     E. Amendment, Repeal or Alteration. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article FIFTH.




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     SIXTH:  In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal the By-Laws of the Corporation, subject to the power of the holders of the capital stock of the Corporation to alter, amend and repeal the By-Laws; provided, however, that, with respect to the powers of holders of capital stock to alter, amend and repeal By-Laws of the Corporation, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two thirds (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to (i) alter, amend or repeal any provision of the By-Laws or (ii) alter, amend or repeal any provisions of this proviso to this Article SIXTH.

     SEVENTH: Subject to the rights of the holders of any series of Preferred Stock, (A) any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders and (B) special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two thirds (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article SEVENTH.

     EIGHTH: A. (1) In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, and except as otherwise expressly provided in Section B of this Article EIGHTH:

         (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined)




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    with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of any Interested Stockholder; or

         (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate
    Fair Market Value (as hereinafter defined) of $200,000 or more; or

         (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) of $200,000 more ; or

         (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

         (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is Beneficially Owned (as hereinafter defined) by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least sixty-six and two thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding any other provisions of this Certificate of Incorporation or any provision of law or of any agreement with any national quotation system or national securities exchange or otherwise which might otherwise permit a lesser vote or no vote.



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     (2)  The term "Business Combination" as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of subparagraphs
(i) through (v) of paragraph (1) of this Section A.

     (B) The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation and any Preferred Stock Designation, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph (1) is met or, in the case of any other Business Combination that does involve consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the conditions specified in either of the following paragraph (1) or paragraph (2) are met:

     (1) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided however, that this condition shall not be capable of satisfaction unless there are at least three Continuing Directors.

     (2)  All of the following conditions shall have been met:

         (i) The consideration to be received by holders of shares of a particular class (or series) of outstanding capital stock (including Common Stock and other than Excluded Preferred Stock (as hereinafter defined)) shall be in cash or in the same form as the Interested Stockholder or any of its Affiliates has previously paid for shares of such class (or series) of capital stock. If the Interested Stockholder or any of its Affiliates have paid for shares of any class (or series) of capital stock with varying
    forms of    consideration, the form of consideration to be received per share by holders of shares of such class (or series) of capital stock shall be either cash or the form used to acquire the largest number of shares of such class (or series) of capital stock previously acquired by the Interested Stockholder.

         (ii) The aggregate amount of (x) the cash and (y) the Fair Market Value (as hereinafter defined), as of



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    the date (the "Consummation Date") of the consummation of the Business
    Combination, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event):

              (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by them within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in any transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher, plus interest compounded annually from the first date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date") through the Consummation Date at the publicly announced base rate of interest of such major bank headquartered in the City of Chicago as may be selected by the Continuing Directors from time to time in effect in the City of Chicago, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of Common Stock from the Determination Date through the Consummation Date in any amount up to but not exceeding the amount of interest so payable per share of Common Stock; and

              (b) the Fair Market Value per share of Common Stock on the Announcement Date or the Determination Date, whichever is higher.

         (iii) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class (or series), other than Common Stock or Excluded Preferred Stock, of outstanding capital stock shall be at least equal to the highest of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event), it being intended that the requirements of this paragraph (2)(iii) shall be required to be met with respect to every such class (or series) of outstanding




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    capital stock whether or not the Interested Stockholder or any of its
    Affiliates has previously acquired any shares of a particular class (or series) of capital stock:

              (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of such class (or series) of capital stock acquired by them within the two-year period immediately prior to the Announcement Date or in any transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the publicly announced base rate of interest of such major bank headquartered in the City of Chicago as may be selected by the Continuing Director from time to time in effect in the City of Chicago, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of such class (or series) of capital stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of such class (or series) of capital stock;

              (b) the Fair Market Value per share of such class (or series) of capital stock on the Announcement Date or on the Determination Date, whichever is higher; and

              (c) the highest preferential amount per share, if any, to which the holders of shares of such class (or series) of capital stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

         (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any
    full quarterly dividends (whether or not cumulative) on     any outstanding
    Preferred Stock; (b) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common




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    Stock), except as approved by a majority of the Continuing Directors, and
    (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) neither such Interested Stockholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder; provided, however, that no approval by Continuing Directors shall satisfy the requirements of this subparagraph (iv) unless at the time of such approval there are at least three Continuing Directors.


         (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder and any of its Affiliates shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Stockholder's or Affiliate's capacity as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

         (iv) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

         (vii) Such Interested Stockholder shall have supplied the Corporation with such information as shall have been requested pursuant to Section E of this Article EIGHTH within the time period set forth therein.

     C.  For the purposes of this Article EIGHTH:




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     (1)  A "person" means any individual, limited partnership, general partnership, corporation or other firm or entity.

     (2) "Interested Stockholder" means any person (other than the Corporation or any Subsidiary) who or which:

         (i) is the beneficial owner (as hereinafter defined), directly or indirectly, of ten percent or more of the voting power of the outstanding Voting Stock; or

         (ii) is an Affiliate or an Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding Voting Stock; or

         (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

    Notwithstanding the foregoing, an "Interested Stockholder" shall not include (a) DEKALB Energy Company if DEKALB Energy Company is the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding Voting Stock on the date that the Corporation first has more than 100 stockholders or (b) any transferee of all or substantially all of the Voting Stock of the Corporation beneficially owned by such DEKALB Energy Company on such date, if such transferee would otherwise be an "Interested Stockholder" solely by virtue of owning such transferred Voting Stock.

     (3) A person shall be a "beneficial owner" of, or shall "Beneficially Own," any Voting Stock:

         (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on August 31, 1988; or

         (ii)  which such person or any of its Affiliates or Associates has
    (a) the right to acquire (whether such right is exercisable immediately or only after the



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    passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the beneficial owner); or

         (iii) which are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on August 31, 1988, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (ii) of this paragraph (3)) or disposing of any shares of Voting Stock;

provided, however, that in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan nor any trustee with respect thereto (or any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purposes hereof, to beneficially own any shares of Voting Stock held under any such plan.

     (4) For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (2) of this Section C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this Section C but shall not include any other unissued shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on August 31, 1988.

     (6) "Subsidiary" means any corporation, limited partnership, general partnership or other firm or entity of


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which a majority of any class of equity security or other equity interest is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (2) of this Section C, the term "Subsidiary" shall mean only a corporation, limited partnership, general partnership or other firm or entity of which a majority of each class of equity security or other equity interest is owned, directly or indirectly, by the Corporation.

     (7) "Continuing Director" means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors of the Corporation prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Continuing Directors then on the Board of Directors.

     (8) "Fair Market Value" means: (i) in the case of stock, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the fair market value on the date in question of a share of such stock as determined by the Board of Directors of the Corporation; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors of the Corporation in accordance with Section D of this Article EIGHTH.

     (9) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (2)(ii) and (2)(iii) of Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class (or series) of outstanding capital stock of the Corporation retained by the holders of such shares.





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


     (10) "Whole Board" means the total number of directors which this Corporation would have if there were no vacancies.

     (11) "Excluded Preferred Stock" means any series of Preferred Stock with respect to which the Preferred Stock Designation creating such series expressly provides that the provisions of this Article EIGHTH shall not apply.

     D. A majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article EIGHTH, including, without limitation,
(i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in paragraph (2) of Section B have been met with respect to any Business Combination, and (v) the Fair Market Value of stock or other property in accordance with paragraph (8) of Section C of this Article EIGHTH.

     E. A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand that any person who it is reasonably believed is an Interested Stockholder (or holds of record shares of Voting Stock Beneficially Owned by any Interested Stockholder) supply this Corporation with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder, (ii) the number of, and class or series of, shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article EIGHTH, as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.

     F. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     G. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two thirds (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article EIGHTH.

     NINTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director; provided that the provisions of this Article Ninth should not eliminate or limit the liability of a director,
(i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to (which amendment would have the effect of increasing the liability or alleged liability of any director of the corporation) or repeal of this Section A shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

     B. (1) The Corporation may indemnify any person (A) to the fullest extent permitted by law; including indemnification under statutory and case law or (B) pursuant to agreements or contracts with such person.

        (2) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware.


     TENTH: The Board of Directors of the Corporation, in determining what action it shall take or recommend with respect to any offer or proposal of another person or entity to (a) make a tender, exchange or similar offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) otherwise gain control of the Corporation, shall, in the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, consider all relevant factors including, without limitation, the following: (i) the social, legal and economic effect of the offer or proposal on the employees, dealers, distributors, customers, suppliers and others doing business with or otherwise affected by the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries carry on their business activities; (ii) the consideration being proposed in the offer or proposal in relation to (A) the then current market price of the Corporation's equity securities, (B) the future value of the Corporation as an independent corporation and (C) the then current value of the Corporation in a freely negotiated transaction; the judgment of the Board of Directors in making the determination in this subsection (ii) may be based in part on economic and market conditions, business prospects, internal or independent studies and such other economic factors and information as the directors shall in good faith deem relevant; and (iii) relevant aspects of other acquisitions made by such person or entity and their course of dealing with acquired businesses including the effect thereof on the business and reputation of the acquired businesses and their products and the effect of such acquisitions on employees and other persons affected by the acquired businesses and on the communities in which such acquired businesses carry on their business activities.

     ELEVENTH: The Corporation reserves the right to amend, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions




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


authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter provided herein or by statute, except to the extent otherwise provided herein, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as amended are granted subject to the rights reserved in this Article ELEVENTH.


     IN WITNESS WHEREOF, Lindsay Manufacturing Co. has caused its corporate seal to be affixed and this Restated Certificate of Incorporation to be filed by Gary D. Parker, its President, and attested by Bruce C. Karsk, its Secretary, this 12th day of October, 1988.

                                      LINDSAY MANUFACTURING CO.

                                      By:    Gary D. Parker
                                         ---------------------------
[SEAL]                                   Gary D. Parker, President
                                         and Chief Executive Officer


Attest:

   Bruce C. Karsk
-------------------------
Bruce C. Karsk, Secretary



























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